Exhibit 99.1

Scholastic Unlocks Significant Value Through Sale-Leasebacks of Owned Real Estate Assets

Binding Agreements Signed for Sale of New York City Headquarters and Jefferson City, Missouri Distribution Center

Transactions Expected to Generate $401 Million in Estimated Net Proceeds to Be Deployed Toward Company’s Capital Allocation Priorities, including Debt Reduction and Share Repurchases

NEW YORK, Dec. 2, 2025 – Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today announced that it has entered into sale-leaseback transactions for its headquarters location in New York City (“555-557 Broadway”) and its primary distribution facility in Jefferson City, Missouri (“Jefferson City”), which together are expected to generate estimated net proceeds of $401 million. The sale of these real estate assets aligns with the Company’s long-term plan to monetize its significant non-operating assets to improve the efficiency of its balance sheet and create shareholder value. Proceeds are expected to be deployed in accordance with the Company’s capital allocation priorities, including debt reduction and share repurchases.

Under the terms of the transactions, Scholastic is to sell 555-557 Broadway to a subsidiary of Empire State Realty Trust, Inc. (NYSE: ESRT) for gross proceeds of $386 million in cash and Jefferson City to funds managed by affiliates of Fortress Investment Group (“Fortress”) for gross proceeds of $95 million in cash. Upon closing of each of these transactions, Scholastic will enter into long-term leases to continue operations at both locations, while substantially reducing its footprint at 555-557 Broadway. Both transactions are expected to close before the end of 2025, following satisfaction of customary closing conditions, including title confirmation and surveys for Jefferson City.

“Today’s announcement reflects meaningful momentum for Scholastic as we unlock the value of our owned real estate and focus on accelerating long-term, profitable growth and shareholder value creation,” said Peter Warwick, President and CEO of Scholastic. “Following highly competitive processes, these transactions maximize value from our most significant non-operating assets, while securing long-term use of strategic real estate key to our operations, now rightsized for our business needs. With a stronger balance sheet, we will be better positioned to continue investing in the extraordinary potential of our brand, content and mission, while returning capital to shareholders.”

In making its decision to approve the monetization transactions, Scholastic’s Board of Directors, together with its advisors, considered several options and ran competitive processes with potential counterparties to assess market conditions and the value to be unlocked through the sale-leaseback transactions. The Board ultimately determined that these transactions offered a compelling and attractive opportunity to enhance Scholastic’s balance sheet and maximize value for shareholders, while streamlining Scholastic’s footprint with minimal disruption to operations and employees.

Key Terms and Financial Impact of the Sale-Leaseback Transactions

•	555-557 Broadway:

•	$386 million purchase price expected to generate $327 million in estimated proceeds, net of taxes, obligations related to the property, and fees.

•

15-year lease with two 10-year lease extensions, with estimated incremental annual expense of $11.2 million, reflecting rent expense partially offset by a reduction in annualized operating expenses related to portions of the building no longer occupied and other changes related to the transaction.

•	ESRT will assume responsibility for maintenance and capital investments related to 555-557 Broadway. In fiscal 2025 the Company incurred capital expenditures of $7.3 million related to the property.

•	ESRT will assume the current leases for retail space and the second floor of 555-557 Broadway. In fiscal 2025 the Company received $11.2 million in rental income from those leases.

•	Jefferson City:

•	$95 million purchase price expected to generate $74 million in estimated proceeds, net of transaction fees and taxes.

•	20-year triple net lease with two 10-year lease extensions, with straight-line annual rent expense of $7.6 million.

The Company will provide additional details during its upcoming earnings conference call scheduled for December 18, 2025.

Advisors

Newmark Group, Inc served as exclusive advisor to Scholastic Corporation on both sale-leaseback transactions. Hogan Lovells served as legal counsel and Gagnier Communications served as a strategic communications advisor to Scholastic Corporation on the transactions.

About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world’s largest publisher and distributor of children’s books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children’s media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children’s learning and literacy, both in school and at home. With international operations and exports in more than 135 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Contact Information

Investors: Jeffrey Mathews, (212) 343-6741, investor_relations@scholastic.com

Media: Anne Sparkman, (212) 343-6657, asparkman@scholastic.com

SCHL: Financial

Forward Looking Statements Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “potential”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, “believes”, or “projects”, or the negatives thereof or variations of such words and phrases or statements that certain actions, events or results “will”, “should”, “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved” or the negative of these terms or comparable terminology. All statements other than statements of historical fact, including those that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance, are not historical facts and constitute forward-looking statements involving estimates, assumptions and uncertainties that could cause actual results or outcomes to differ materially from those expressed in such forward-looking statements. Such statements reflect Scholastic’s current views and intentions in respect to future events, arrived at based on current information available to Scholastic, and are subject to risks, uncertainties and assumptions as referred to above. Many factors could cause the actual results, performance or achievements that may be expressed or implied by such forward-looking statements to vary from those referred to herein should one or more of these risks or uncertainties materialize, including those risk factors discussed or referred to in Scholastic’s disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) available on the SEC’s website at www.sec.gov, including Scholastic’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q.